BROWN-FORMAN CORPORATION

CERTIFICATE OF CANCELATION

         Brown-Forman Corporation, a corporation
organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"),

         DOES HEREBY CERTIFY:

First, That at a meeting of the Board of Directors held on July 23, 1998, a resolution was duly adopted which provided for the redemption, on October 1, 1998, of all issued and outstanding shares of the Preferred Stock, $10.00 par value per share (the "Preferred Stock"), of the Corporation.

Second, That the redemption of the Preferred Stock, as authorized by the resolution of July 23, 1998, has been completed in accordance with the provisions of the Restated Certificate of Incorporation of the Corporation, as amended (the "Certificate") and the General
Corporation Law of the State of Delaware.

Third, That the Certificate prohibits the reissue of the Preferred Stock after redemption, and the Preferred Stock has therefore been retired.

Fourth, That pursuant to section 243 of the General
Corporation Law of the State of Delaware, upon the effective date of filing of this Certificate of Elimination, the Certificate shall be amended to reduce the authorized number of shares of Preferred Stock to zero, and to otherwise in all respects eliminate all references to the Preferred Stock.

         IN WITNESS WHEREOF, the undersigned duly authorized officer, has caused this Certificate of Elimination to be signed on the 5th day of October, 1998.


                                                 BROWN-FORMAN CORPORATION


                                                  By: /s/ Michael B. Crutcher
                                                  Michael B. Crutcher,
                                                  Senior Vice President,
                                                   General Counsel and Secretary